Exhibit 99.3
COREL CORPORATION
NOTICE OF ANNUAL AND SPECIAL MEETING
AND MANAGEMENT INFORMATION CIRCULAR
May 9, 2007

TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	1

SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS	1

Solicitation of Proxies	1
Registered Owners	1
Non-Registered Owners	2

VOTING SHARES	3

PRINCIPAL HOLDERS OF VOTING SECURITIES	4

MATTERS TO BE CONSIDERED AT THE MEETING	4

Financial Statements	4
Election of Directors	4
Appointment of Auditors	6
Approval of the Amendments to the Share Option Plans	6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	9

Compensation of Directors and Executive Officers	9
Compensation of Executive Officers	9
Share Option and Other Compensation Plans	10
Material Terms and Conditions of Employment Agreements	16
Composition of the Compensation Committee	18
Report on Executive Compensation	18

INDEBTEDNESS	19

SECURITY-BASED COMPENSATION ARRANGEMENTS	20

AUDIT COMMITTEE	20

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	20

Board of Directors	20
Mandate of the Board of Directors	22
Position Descriptions	23
Orientation and Education	23
Code of Business Conduct and Ethics	24
Selection of Board Candidates	24
Compensation	24
Assessments	24

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE	25

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	25

Relationship with Vector Capital	25
WinZip Acquisition	25
Shareholder and Registration Rights	27
Other Related Party Transactions	27

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING	27

ADDITIONAL INFORMATION	28

DIRECTORS’ APPROVAL	29

SCHEDULE A	A-1

SCHEDULE B	B-1

COREL CORPORATION
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
          NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of shareholders (“Shareholders”) of Corel Corporation (the “Corporation”) will be held at 10:00 a.m. on the 9th day of May, 2007 at the Brookstreet Hotel, 525 Legget Drive, Ottawa, Ontario, K2K 2W2, for the following purposes:
1.	to receive the financial statements of the Corporation for the fiscal year ended November 30, 2006 together with the report of the auditors thereon;

2.	to elect directors of the Corporation (the “Directors”) for the ensuing year;

3.	to appoint the auditors and authorize the Directors to fix the remuneration of the auditors for the ensuing year;

4.	to consider and, if thought appropriate, pass an ordinary resolution ratifying, confirming and approving amendments to the 2003 share option and phantom unit plan and the 2006 equity incentive plan of the Corporation and any amendments or variations thereto that may come before the Meeting; and

5.	to transact such other business as may properly come before the Meeting or any adjournment thereof.
The accompanying management information circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice.
          DATED at Ottawa, Ontario this 30th day of March, 2007.
By Order of the Board of Directors
By: (signed) “Alexander Slusky”
          Director
If you are a Shareholder and you are not able to attend the Meeting in person, please exercise your right to vote either by (a) signing and returning the enclosed form of proxy to CIBC Mellon Trust Company, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, so as to arrive not later than the close of business on May 7, 2007 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of the reconvened meeting, or (b) completing the request for voting instructions in accordance with the directions provided.

COREL CORPORATION
MANAGEMENT INFORMATION CIRCULAR
DATED MARCH 30, 2007
SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS
Solicitation of Proxies
          The information contained in this management information circular (the “Information Circular”) is furnished in connection with the solicitation of proxies from registered owners of common shares (“Shares”) of Corel Corporation (the “Corporation”) (and of voting instructions in the case of non-registered owners of Shares) to be used at the annual and special meeting (the “Meeting”) of shareholders of the Corporation to be held at 10:00 a.m. on the 9th day of May, 2007 at the Brookstreet Hotel, 525 Legget Drive, Ottawa, Ontario, K2K 2W2, and at all adjournments of the Meeting, for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”). It is expected that the solicitation will be made primarily by mail, but proxies and voting instructions may also be solicited personally by employees of the Corporation. The solicitation of proxies and voting instructions by this Information Circular is being made by or on behalf of management of the Corporation. The total cost of the solicitation of proxies will be borne by the Corporation. The information contained in this Information Circular is given as at March 30, 2007, except where otherwise noted.
Registered Owners
          If you are a registered owner of Shares, you may vote in person at the Meeting or you may appoint another person to represent you as proxyholder and vote your Shares at the Meeting. If you wish to attend the Meeting, do not complete or return the enclosed form of proxy because you will vote in person at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company (“CIBC Mellon”), when you arrive at the Meeting.
Appointment of Proxies
          If you do not wish to attend the meeting, you should complete and return the enclosed form of proxy. The individuals named in the form of proxy are representatives of management of the Corporation and are directors and officers of the Corporation or its affiliates. You have the right to appoint someone else to represent you at the Meeting. If you wish to appoint someone else to represent you at the Meeting, insert that other person’s name in the blank space in the form of proxy. The person you appoint to represent you at the Meeting need not be a shareholder of the Corporation.
          To be valid, proxies must be deposited with CIBC Mellon, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, so as to arrive not later than the close of business on May 7, 2007 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of any reconvened meeting.
Revocation
          If you have submitted a proxy and later wish to revoke it, you can do so by:
A.	completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon as described above;

B.	depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf) (i) at the registered office of the Corporation at any time up to the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) with the chairperson of the Meeting, prior to the commencement of the Meeting, on the day of the Meeting or any adjournment of the Meeting;

C.	electronically transmitting your revocation in a manner permitted by law, provided that the revocation is received (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) by the chair of the Meeting, prior to the commencement of the Meeting, on the day of the Meeting or any adjournment of the Meeting; or

D.	following any other procedure that is permitted by law.
Voting of Proxies
          In connection with any ballot that may be called for, the management representatives designated in the enclosed form of proxy will vote or withhold from voting your Shares in accordance with the instructions you have indicated on the proxy and, if you specify a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. In the absence of any direction, your Shares will be voted by the management representatives FOR the election of directors, FOR the appointment of the auditors and authorizing the directors to fix their remuneration and FOR the ratification, confirmation and approval of the amendments to the 2003 Share Option and Phantom Unit Plan (the “2003 Option Plan”) and the 2006 Equity Incentive Plan of the Corporation (the “2006 Equity Incentive Plan”, and together with the 2003 Option Plan, the “Share Option Plans”), as indicated under those headings in this Information Circular.
          The management representatives designated in the enclosed form of proxy have discretionary authority with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. At the date of this Information Circular, the management of the Corporation knew of no such amendments, variations or other matters.
Non-Registered Owners
          If your Shares are registered in the name of a depository (such as CDS Clearing and Depository Services Inc.) or an intermediary (such as a bank, trust company, securities dealer or broker, or trustee or administrator of a self-administered Registered Retirement Savings Plan, Registered Retirement Income Fund, Registered Education Savings Plan or similar plan), you are a non-registered owner.
          Only registered owners of Shares, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. If you are a non-registered owner, you are entitled to direct how the Shares beneficially owned by you are to be voted or you may obtain a form of legal proxy that will entitle you to attend and vote at the Meeting.
          In accordance with the Canada Business Corporations Act and Canadian securities laws, the Corporation has distributed copies of the Notice of Meeting, this Information Circular and the 2006 Annual Report of the Corporation (collectively, the “Meeting Materials”) to the intermediaries for onward distribution to non-registered owners who have not waived their right to receive them. Typically, intermediaries will use a service company (such as ADP Investor Communications) to forward the Meeting Materials to non-registered owners.
          If you are a non-registered owner and have not waived your right to receive the Meeting Materials, you will receive either a request for voting instructions or a form of proxy with your Meeting Materials. The purpose of these documents is to permit you to direct the voting of the Shares you beneficially own. You should follow the procedures set out below, depending on which type of document you receive.
A.	Request for Voting Instructions.

If you do not wish to attend the Meeting (or have another person attend and vote on your behalf), you should complete, sign and return the enclosed request for voting instructions in accordance with the directions provided. You may revoke your voting instructions at any time by written notice to your intermediary, except that the intermediary is not required to honour the revocation unless it is received at least seven days before the Meeting.

If you wish to attend the Meeting and vote in person (or have another person attend and vote on your behalf), you must complete, sign and return the enclosed request for voting instructions in accordance with the directions provided and a form of proxy will be sent to you giving you (or the other person) the right to attend and vote at the Meeting. You (or the other person) must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.

Or

B.	Form of Proxy.

The form of proxy has been signed by the intermediary (typically by a facsimile, stamped signature) and completed to indicate the number of Shares beneficially owned by you. Otherwise, the form of proxy is uncompleted.

If you do not wish to attend the Meeting, you should complete the form of proxy in accordance with the instructions set out in the section titled “Registered Owners” above.

If you wish to attend the Meeting, you must strike out the names of the persons named in the proxy and insert your name in the blank space provided. To be valid, proxies must be deposited with CIBC Mellon, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, not later than the close of business on May 7, 2007 or, if the Meeting is adjourned, 48 hours, (excluding Saturdays, Sundays and holidays) before any adjourned meeting. You must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.
You should follow the instructions on the document that you have received and contact your intermediary promptly if you need assistance.
VOTING SHARES
          On March 26, 2007, the Corporation had outstanding 24,850,193 Shares. Each shareholder of record at the close of business on March 26, 2007, the record date established for notice of the Meeting, will be entitled to vote on all matters proposed to come before the Meeting on the basis of one vote for each Share held.

PRINCIPAL HOLDERS OF VOTING SECURITIES
     To the knowledge of the directors and officers of the Corporation, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding Shares of the Corporation:

	Number of Shares Owned		Percentage of the Class of
Name	or Controlled		Shares
Alexander Slusky	17,657,614	(1)	71.05%

(1)	These Shares are held directly or indirectly by Corel Holdings, L.P., a Cayman Islands limited partnership. The sole general partner of Corel Holdings, L.P. is Vector Capital Partners II International Ltd., which is wholly owned by VCPII International LLC. The managing member of VCPII International LLC is Alexander Slusky. The address for Corel Holdings, L.P. is c/o Vector Capital, 456 Montgomery Street, 19th Floor, San Francisco, California 94104. Mr. Slusky, a principal of Vector Capital, has voting and investment power over the Shares owned by Vector Capital and therefore beneficially owns the Shares held by Vector Capital. Mr. Slusky, however, disclaims beneficial ownership of these Shares, except to the extent of his pecuniary interest in them. The address for Mr. Slusky is c/o Vector Capital, 456 Montgomery Street, 19th Floor, San Francisco, California 94104.
MATTERS TO BE CONSIDERED AT THE MEETING
Financial Statements
          The consolidated financial statements of the Corporation for the fiscal year ended November 30, 2006, together with the report of the auditors thereon, are contained in the 2006 Annual Report of the Corporation mailed to shareholders with this Information Circular. These financial statements are also available on the Internet on the Corporation’s SEDAR profile at www.sedar.com.
Election of Directors
          The number of directors to be elected at the Meeting is five. The management representatives designated in the enclosed form of proxy intend to vote FOR the election as directors of the proposed nominees whose names are set out below. All nominees are now directors and have been directors since the dates indicated below. Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason before the Meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each director elected will hold office until the next annual meeting of shareholders or until his successor is elected or appointed. As a “controlled company”, the Corporation is not required to comply (and it does not comply) with the requirement of the Nasdaq Global Market to have a majority of the Corporation’s directors satisfy the independence requirements of the Nasdaq Global Market.

     The Corporation has an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). The following table sets forth the names of, and certain additional information for, the persons proposed to be nominated for election as directors.

	Position With			Ownership or
Name and Province and	the	Principal	Director	Control Over Voting
Countrt of Residence	Corporation	Occupation	Since	Securities (Shares)
David Dobson[c] Ontario, Canada	Chief Executive Officer and Director	Chief Executive Officer of the Corporation	February 2006	0

Steven Cohen[a] [b] [d] Ontario, Canada	Director	Senior Vice President, Corporate Development, Teknion Corporation	January 2006	0

J. Ian Giffen[a] [c] [d] Ontario, Canada	Director	Corporate Director	January 2006	0

Amish Mehta[b] california, u.s.a.	Director	Partner, Vector Capital	January 2006	0

Alexander Slusky[a] [b] [c] California, U.S.A.	Director	Managing Partner, Vector Capital	August 2003	17,657,614

a	Member of the Audit Committee. At the time of printing of this Information Circular, Alexander Slusky is a member of the Corporation’s Audit Committee. Pursuant to the requirements of the Nasdaq Global Market and U.S. securities laws, prior to April 26, 2007, he will resign from the Audit Committee and will be replaced on that Committee by an independent director.

b	Member of the Compensation Committee.

c	Member of the Nominating Committee.

d	Independent director.
Biographies of Directors
          The following are brief profiles of the directors of the Corporation.
          David Dobson has served as the Corporation’s Chief Executive Officer since June 2005 and became a member of the Corporation’s board of directors (the “Board”) in February 2006. From February 2004 to June 2005, he served as Corporate Vice President, Strategy at IBM. He previously served in various capacities at IBM in operations, finance, sales, marketing, strategy and general management from 1986 to 2004. Mr. Dobson joined IBM in Toronto in 1986. He has a Bachelor of Electrical Engineering and Management from McMaster University.
          Steven Cohen became a member of the Corporation’s Board in January 2006. He has served in various capacities at Teknion Corporation since February 2001 and is currently Teknion Corporation’s Senior Vice President, Corporate Development. He is also a Director and Chairman of the compensation committee of Pele Mountain Resources Inc., a junior exploration company listed on the

TSX Venture Exchange. He has a Bachelor of Commerce from McGill University and an M.B.A. from Harvard Business School.
          J. Ian Giffen became a member of the Corporation’s Board in January 2006. Since 1996, Mr. Giffen has been an advisor to or director of software companies and technology investment funds. From January 1992 to January 1996, Mr. Giffen was Vice President and Chief Financial Officer of Alias Research until its acquisition by Silicon Graphics. Mr. Giffen is currently a director of MKS and Descartes Systems and a director or advisor to a number of other private companies. Mr. Giffen has previously served on the board of directors of a number of public and private companies including Macromedia, 724 Solutions Inc, Sierra Systems Inc, Financial Models, DPS, Open Text, Delano Technology, Algorithmics, DWL, Changepoint and MGI Software. He is a Chartered Accountant and has a B.A. in Business Administration from the University of Strathclyde in Glasgow, Scotland.
          Amish Mehta became a member of the Corporation’s Board in January 2006. He served as the Corporation’s interim President and Chief Executive Officer from November 2003 to June 2005. He has been at Vector Capital since August 2002. He previously served as Chief Executive Officer of CommercialWare from September 1999 to April 2001. Prior to that he worked at General Atlantic Partners from 1997 to 1999 and at McKinsey & Company from 1995 to 1997. He has a B.S. in Chemical Engineering from the University of Pennsylvania, a B.S. in Economics from the Wharton School and an M.B.A. from Harvard Business School.
          Alexander Slusky has been a member of the Corporation’s Board since August 2003 and has served as managing partner of Vector Capital since its inception in 1997. Prior to founding Vector Capital, he led the technology equity practice at Ziff Brothers Investments. Prior to joining Ziff Brothers Investments, he was employed at New Enterprise Associates. Mr. Slusky serves as a director on the boards of several private companies. He has a A.B. in Economics from Harvard University, and an M.B.A. from Harvard Business School. Mr. Slusky was a member the board of directors of Phase2 Media, Inc. when it filed for reorganization on July 18, 2001 under Chapter 11 of title 11 of the U.S. Bankruptcy Code.
Appointment of Auditors
          The management representatives designated in the enclosed form of proxy intend to vote FOR the reappointment of PricewaterhouseCoopers LLP as auditor of the Corporation to hold office until the next annual meeting of shareholders and to authorize the directors to fix the remuneration of the auditors for the ensuing year. PricewaterhouseCoopers LLP has served as auditor of the Corporation since March 1998.
Approval of the Amendments to the Share Option Plans
          At the Meeting, shareholders will be asked to ratify, confirm and approve, with or without variation, the amended Share Options Plans of the Corporation. The management representatives designated in the enclosed form of proxy intend to vote FOR the ratification, confirmation and approval of the amended Share Option Plans. The amended Share Option Plans will provide the Board with the ability to make certain changes to the Share Option Plans without obtaining shareholder approval, which would otherwise be required by the Toronto Stock Exchange (the “TSX”). The terms and conditions of the amended Share Option Plans are set out in the amended 2003 Option Plan and the amended 2006 Equity Incentive Plan made as of March 28, 2007, copies of which will be available for review at the Meeting. The Corporation will also deliver a copy of the proposed amended Share Option Plans to any shareholder who requests one at no charge to the shareholder.

          The Board has approved amendments to the Corporation’s Share Option Plans, subject to shareholder approval, to (i) implement detailed amendment provisions, setting out the types of amendments to the Share Option Plans that will require shareholder approval; and (ii) provide for the automatic extension of options that would expire during a blackout period to 10 business days following the end of the blackout period.
          The Board has also approved an amendment to the 2006 Equity Incentive Plan that will increase the maximum number of Shares that can be issued under the 2006 Equity Incentive Plan to 4,850,000 Shares, an increase of 2,000,000 Shares. In addition, it is proposed that the 2003 Option Plan be amended to reflect that each unit granted under the 2003 Option Plan that will expire during or within ten days immediately following a blackout period, shall expire ten days immediately following the expiration of the blackout period.
          These amendments are described in more detail below. For additional information about the Share Option Plans, see “Stock Option and Other Compensation Plans”.
     Amendment Providing Specific Amendment Provisions
          Prior to the amendments for which shareholder approval is being sought, the Share Option Plans provided that the Board or a committee of directors appointed by the Board has the power, subject to certain exceptions and regulatory approval, to amend, suspend or terminate the Share Option Plans at any time without shareholder approval, provided that existing rights of participants are not adversely affected.
          Amendments to the TSX Company Manual effective January 1, 2005 required listed issuers to implement amendment provisions that specify which amendments can be made to their security based compensation arrangements without shareholder approval. In TSX Staff Notice 2004-0002, published in 2004, the TSX provided administrative relief which permitted plans with a general amendment provision, like the Share Option Plans, to make housekeeping and certain other amendments without shareholder approval. In TSX Staff Notice 2006-0001, published on June 6, 2006, the TSX withdrew the administrative relief and advised companies that effective June 30, 2007, companies that did not have detailed amendment provisions in their security based compensation arrangements could not make amendments to their security based compensation arrangements, including “housekeeping” amendments, except with shareholder approval.
          In response to this change in TSX policy, on March 28, 2007, the Board approved amendments to the Share Option Plans, subject to shareholder approval, to provide that the Board or a committee appointed by the Board may make any amendments to the Share Option Plans, or to awards granted thereunder, except the following amendments which require shareholder approval:
(i)	amendments to the number of Shares issuable under the Share Option Plans, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)	amendments that increase the length of the period after a blackout period during which options, awards, or any rights pursuant thereto may be exercised;

(iii)	amendments that would reduce the exercise price of an option or that would result in the exercise price for any option being lower than the fair market value of a Share at the time the option is granted, except a reduction in connection with any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution, or other change in the capital of the Corporation affecting the Shares;
(iv)	any amendment expanding the categories of eligible person which would have the potential of broadening or increasing insider participation;

(v)	amendments to termination provisions providing an extension beyond the original expiry date, except a permitted automatic extension of an option expiring during a blackout period;

(vi)	the addition of any other provision which results in participants receiving Shares while no cash consideration is received by the Corporation; and

(vii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).
          The Board considers that the proposed amendments will allow matters of an administrative or technical nature to be dealt with in a timely and expeditious manner, while requiring shareholder approval for amendments that substantially alter the terms of the Share Option Plans and awards granted pursuant to the Share Option Plans.
     Amendment Providing For an Automatic Ten-Day Extension
          Prior to the amendments for which shareholder approval is being sought, awards granted pursuant to the 2006 Equity Incentive Plan usually have a term of 10 years and vest in accordance with the terms of the particular award. Prior to the expiry of an option, an optionholder generally may exercise an option at any time after the option vests, except during a blackout period or when the optionholder has material undisclosed information.
          Prior to the amendments now subject to shareholder approval, units granted pursuant to the 2003 Share Option Plan expire after 10 years. Depending on when units were granted, a unit vests as to 25% on the first anniversary of the date of grant, and vests either as to 25% each year or 6.25% per month thereafter, subject to certain exceptions.
          Effective January 1, 2005, subsection 613(h)(iii) of the TSX Company Manual was amended to require disinterested shareholder approval in order to extend the term of options benefiting insiders. TSX Staff Notice 2006-0001 recognizes that many listed issuers have self imposed blackout periods, which the TSX recognizes are an example of good governance. The TSX stated that subsection 613(h)(iii) was not intended to penalize positive corporate behavior. Accordingly, TSX Staff Notice 2006-0002 provides that the expiry date of an option which expires during a blackout period may be extended to a date shortly after the end of the blackout period. Accordingly, on March 28, 2007, the Board approved an amendment to the Share Option Plans, subject to shareholder approval, to provide for an automatic extension to 10 business days following the end of a blackout period for the term of options that would otherwise expire during a blackout period.
          The Board believes that the proposed amendments are in the best interests of the Corporation and unanimously recommends that shareholders vote in favour of the proposed amendments by passing the resolution set out in Schedule A to this Information Circular.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors and Executive Officers
          All dollar amounts ($) referred to in this Information Circular refer to U.S. dollars unless otherwise noted.
          For the fiscal year ended November 30, 2006, the compensation paid to individuals, other than members of management of the Corporation, for acting as a director of the Corporation was $25,000 per year. The chairperson of each Board committee was entitled to an additional $15,000 for the fiscal year ended November 30, 2006. For the fiscal year ended November 30, 2007, only the chairperson of the Audit Committee will receive an additional $15,000 for acting as chairperson. The chairpersons of the Board’s other standing committees will not receive any additional compensation for acting as chairperson.
          Each new non-employee director that joins the Board will receive options to purchase 20,000 Shares at an exercise price equal to the fair market value of those Shares on the date of grant. These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the completion of each three-month period thereafter. Upon the occurrence of a significant event (such as a change in control), as defined under the 2006 Equity Incentive Plan, all options or other equity awards held by members of the Board under the plan shall immediately vest.
          Commencing in the fiscal year ended November 30, 2007, each non-executive member of the Board will receive an annual grant of 15,000 options under the 2006 Equity Incentive Plan. In addition, each new non-executive Board member will receive an initial grant of 20,000 options.
          The Corporation also reimburses directors and officers, respectively, for reasonable out-of-pocket expenses incurred in performing their duties. Directors and officers of the Corporation’s subsidiaries do not receive any additional remuneration for acting in that capacity but will be reimbursed for reasonable out-of-pocket expenses incurred in performing their duties.
Compensation of Executive Officers
          The Summary Compensation Table below provides a summary of compensation earned for the fiscal years ended November 30, 2006 and 2005, by each person who held the position of Chief Executive Officer or Chief Financial Officer of the Corporation and the Corporation’s three most highly compensated executive officers in the Corporation’s 2006 fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
					Securities	Units
		Annual Compensation			Underlying	Subject to
				Other Annual	Options	Resale	All Other
Name And Principal	Fiscal	Salary	Bonus	Compensation(1)	Granted	Restrictions	Compensation
Position	Year	($)	($)	($)	(#)	($)	($)
David Dobson(2) Chief Executive	2006	376,820	369,284	679,676	—	—	—
Officer	2005	140,754	203,500	—	413,971	—	—

Douglas McCollam Chief Financial	2006	227,000	245,160	—	—	—	—
Officer	2005	203,500	183,150	—	8,540	—	—

Randall Eisenbach President and	2006	260,000	181,400	—	—	—	—
General Manager,	2005	260,000	97,500	—	61,910		—
Digital Media

Amanda Bedborough(3) Executive VP, International	2006	305,688	203,254	—	—	—	—
Operations	2005	398,805	85,937	—	44,831	—	104,772

Patrick Morley Chief Operating	2006	300,000	175,500	—	—	—	—
Officer	2005	52,308	50,000	—	85,394	—	—

(1)	Excludes perquisites and other benefits because each compensation did not exceed the lesser of C$50,000 and 10% of the total annual salary and bonus for any of the Named Executive Officers.

(2)	Mr. Dobson has received other annual compensation of $252,324 relating to loans forgiven in the Corporation’s fiscal year ended November 30, 2006, and $4,844 for retirement plan payments. In addition, the Corporation repurchased options from Mr. Dobson that were previously granted to him pursuant to the terms of his employment agreement, for an aggregate amount of $427,352, of which half was applied as a repayment against a loan and half to help defray additional expenses incurred in connection with his relocation to Canada. See “Interests of Informed Persons in Material Transaction”.

(3)	Ms. Bedborough’s salary for the Corporation’s fiscal year ended November 30, 2005 includes $19,532 of retirement plan payments and $85,240 of insurance premiums.
Share Option and Other Compensation Plans
     Equity Incentive Plan
          The 2006 Equity Incentive Plan was adopted by the Board and approved by the Corporation’s shareholders in February 2006. The 2006 Equity Incentive Plan provides for the grant of options to the Corporation’s employees and employees of its subsidiaries, and grants of restricted shares, share appreciation rights, restricted share units, performance share units, deferred share units, phantom shares and other share-based awards to our employees, consultants and directors, and employees, consultants and directors of the Corporation’s subsidiaries and affiliates. Options granted to the Corporation’s U.S. employees may be incentive stock options or non-qualified options for U.S. Federal income tax purposes.
     Share Reserve
          A total of 2,850,000 Shares are authorized for issuance under the 2006 Equity Incentive Plan (representing 11.47% of the aggregate number of Shares outstanding as at March 30, 2007). Of these Shares, no more than 500,000 may be issued upon exercise of incentive stock options under the 2006 Equity Incentive Plan and no more than 700,000 may be issued as restricted shares under the 2006 Equity Incentive Plan. The number of Shares issuable pursuant to awards made under the 2006 Equity Incentive Plan is 604,260 (representing 2.43% of the aggregate number of Shares outstanding as at March 30, 2007). Appropriate adjustments will be made to the number of authorized Shares under the Corporation’s 2006 Equity Incentive Plan and to the Shares subject to outstanding awards in the event of any reorganization, recapitalization, share split, dividend or other change in the Corporation’s capital structure in order to account for the changed circumstances.
          Shares subject to awards under the 2006 Equity Incentive Plan that lapse, expire, terminate, or are forfeited or settled in cash, and Shares surrendered to the Corporation as payment of exercise price, withholdings tax, or as part of an award exchange program, will again become available for grants under the 2006 Equity Incentive Plan. Shares used to satisfy awards under the 2006 Equity Incentive Plan may be authorized and unissued Shares, or Shares acquired by the Corporation on the open market.
          No more than 500,000 Shares may be subject to the total awards granted under the 2006 Equity Incentive Plan to any individual participant in a given calendar year.
          The maximum number of securities of the Corporation issuable to insiders at any time under the 2006 Equity Incentive Plan and all of the Corporation’s other security based compensation arrangements may not exceed ten percent (10%) of the Corporation’s total issued and outstanding securities, subject to certain adjustments.
          The maximum number of securities of the Corporation issued to insiders within any one year period under the 2006 Equity Incentive Plan and all of the Corporation’s other security based compensation arrangements may not exceed ten percent (10%) of the Corporation’s total issued and outstanding Shares, subject to certain adjustments.
          The Board has approved certain amendments to the share reserve provisions of the 2006 Equity Incentive Plan, subject to shareholder approval. For additional information on the proposed amendments, see “Matters to be Considered at the Meeting — Approval of the Amendments to the Share Option Plans”.
     Administration of Awards
          The Board, or a committee of directors appointed by the Board (the “Committee”), will administer the 2006 Equity Incentive Plan. The Board or Committee will include the appropriate number of outside directors with the appropriate qualifications in the case of awards intended to satisfy the independence or other requirements or exceptions under U.S. Internal Revenue Code Section 162(m) for performance-based compensation, Rule 16b-3 under the Securities Exchange Act of 1934, or any applicable exchange or quotation system rules. The Board or Committee has the power and discretionary authority to determine the terms and conditions of the awards, including the individuals who will receive awards, the term of awards, the exercise price, the number of Shares subject to each award, the limitations or restrictions on vesting and exercisability of awards, the acceleration of vesting or the waiver of forfeiture or other restrictions on awards, the form of consideration payable on exercise, whether awards will be adjusted for dividend equivalents and the timing of grants. The Board or Committee also has the power to modify, amend or adjust the terms and conditions of outstanding awards, to implement an award exchange program, to create other share-based awards for issuance under the 2006 Equity Incentive Plan, to arrange for financing by broker-dealers (including payment by the Corporation of commissions), to establish award exercise procedures (including “cashless exercise’’) and to establish procedures for payment of withholding tax obligations with cash or Shares.
     Stock Options
          The Board or Committee may grant options that are, in the case of U.S. recipients, intended to qualify as incentive stock options for U.S. federal income tax purposes or non-qualified options. The Board or Committee will determine the exercise price of options granted under the 2006 Equity Incentive Plan, but except as required by law of a foreign jurisdiction or due to a merger or other corporate transaction, the exercise price of an option may not be less than 100% of fair market value of the Shares on the date the option is granted, which is defined as the closing sale price on the principal stock exchange on which the Shares are traded. For incentive stock options granted to any participant who owns at least 10% of the voting power of all classes of the Corporation’s underlying Shares, the option award must not have a term longer than five years and must have an exercise price that is at least 110% of fair market value of the Shares on the date of grant. No options may be granted for a term longer than 10 years. Options may be exercised as provided in the applicable award agreement. Generally, when a participant is terminated by the Corporation for good cause, or a participant voluntarily resigns, outstanding unvested options granted under the 2006 Equity Incentive Plan will be forfeited immediately. For other terminations of employment, vested options generally remain exercisable for three months after termination, except they generally remain exercisable for twelve months after death. Specific provisions of a written employment agreement may provide for different treatment. However, an option granted under the 2006 Equity Incentive Plan is never exercisable after its term expires. The Board has approved certain amendments to the expiry provisions of the 2006 Equity Incentive Plan to provide for a 10-day extension to the term of awards that expire during a blackout period. For additional information on the proposed amendments, see “Approval of Amendments to Share Option Plans”.
     Share Appreciation Rights
          Share appreciation rights (SARs) may be granted in conjunction with a related option, as tandem SARs, or separately as free-standing SARs. SARs generally allow the participant to receive the appreciation on the fair market value of the Shares between the date of grant and the exercise date, for the number of Shares with respect to which the SAR is being exercised. Tandem SARs are generally exercisable based on certain terms and conditions of the underlying options, although the Committee may grant tandem SARs with a base price that is higher than the underlying option price. Free-standing SARs are granted with a base price not less than 100% of the fair market value of the Shares on the date of grant and are subject to terms and conditions as determined by the Board or the Committee. The Board or the Committee may provide that SARs be payable in cash, in Shares, or a combination of both, and subject to any limitations or other conditions as it deems appropriate. SARs may be payable on a deferred basis only to the extent provided for in the participant’s award agreement.
     Restricted Shares
          Restricted share awards are Shares that vest in accordance with restrictions that are determined by the Board or the Committee. The Board or the Committee has the discretion to determine the individuals who will receive a restricted share award, the number of Shares granted, when the Shares will be paid to the participant, whether the participant will have the right to vote the restricted shares or receive dividend amounts, whether the Shares will be issued at the beginning or the end of a restricted period and any other terms and conditions with respect to vesting, deferral, payment options and other award characteristics as it deems appropriate. The Committee may also provide that the participant may be granted a cash award that is payable upon the vesting of the restricted shares. Generally, unless the Board or the Committee decides otherwise, upon a participant’s termination of employment for any reason, restricted shares that have not vested are immediately forfeited to the Corporation. When a participant terminates employment for disability, death, retirement, early retirement or other special circumstances, the Committee may waive the forfeiture requirement and other restrictions on the Shares. Specific provisions of a written employment agreement may provide for different treatment.
     Restricted Share Units
          Restricted share unit awards may consist of grants of rights to receive Shares or the value of Shares or a combination of both, which may vest in installments or on a deferred basis.
     Performance Share Units
          Performance share units are awards of restricted share units that will result in the delivery of Shares or a payment of the value of Shares to a participant only if performance goals established by the Board or the Committee are achieved or the awards otherwise vest. The Board or the Committee will establish, in its discretion, performance goals, which will determine the number of performance share units and the value of Shares, if any, to be paid out to participants. The Board or the Committee will also set time periods during which the performance goals must be met. The performance goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis as determined by the Board or the Committee. The Board or the Committee will determine whether payment for performance share units will be made in cash, Shares or a combination of both. The initial value of performance share units will be established by the Board or the Committee by the date of grant and will be set at an amount equal to the fair market value of the Shares on the date of grant. The Committee may modify the performance goals as necessary to align them with our corporate objectives only if there has been a material change in the Corporation’s business, operations or capital or corporate structure.
     Deferred Share Units
          Deferred share unit awards are awards similar to awards of restricted share units except that such awards may not be redeemed for Shares or for the value of Shares until the participant has ceased to hold all offices, employment and directorships with the Corporation and its affiliates.
     Other Share-Based Awards
          The Board or the Committee may create other forms of awards in addition to the specific awards described in the 2006 Equity Incentive Plan which may be granted alone or in tandem with other awards under the 2006 Equity Incentive Plan. The Board or the Committee has complete authority to determine the persons to whom and the time or times at which such other share-based awards will be granted, the number of Shares, if any, to be granted, whether the value of the awards will be based on shares or cash, and any other terms and conditions.
     Effect of a Significant Event
          In the event of a significant event as defined in the 2006 Equity Incentive Plan, and unless otherwise provided in an award agreement or a written employment contract between the Corporation and a plan participant, the Board may provide that the successor corporation will assume each award or replace it with a substitute award, or the awards will become exercisable or vested in whole or in part upon written notice, or the awards will be surrendered for a cash payment, or any combination of the foregoing will occur. Upon a significant event, all options granted to members of the Board shall immediately vest. If a participant in the 2006 Equity Incentive Plan is entitled to receive payments that would qualify as excess “parachute payments’’ under Section 280G of the U.S. Internal Revenue Code, those payments may be reduced so that the participant is not subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code if such a reduction would result in the participant’s receiving a greater after-tax payment.
          Under the 2006 Equity Incentive Plan, and unless otherwise defined in an award agreement or a written employment agreement between the Corporation and a plan participant which governs (and subject to certain exceptions described in the plan), a significant event means:
•	a person or group of persons (other than Vector Capital and its affiliates) becomes the beneficial owner of securities constituting 50% or more of voting power;

•	50% of the current Board (including any successors approved by 50% of the current Board) cease to constitute 50% of the Board;

•	a merger, consolidation, amalgamation or arrangement (or a similar transaction) involving the Corporation occurs, unless after the event, 50% or more of the voting power of the combined company is beneficially owned by stockholders who owned all of the Shares immediately before the event; or

•	the shareholders approve a plan of complete liquidation or winding-up of the Corporation, or the sale or disposition of all or substantially all of the Corporation’s assets (other than a transfer to an affiliate).
     Transferability
          Awards under the 2006 Equity Incentive Plan generally are not transferable other than by will or by the laws of descent of distribution or as expressly permitted by the Board. Except as noted, only the participant may exercise an award.
     Section 162(m) Provisions
          Awards to any participant whom the Committee determines to be a “covered employee’’ under Section 162(m) of the U.S. Internal Revenue Code may be subject to restrictions, including the establishment of performance goals, as necessary for the award to meet the requirements for performance-based compensation.
     Additional Provisions
          The 2006 Equity Incentive Plan will automatically terminate in 2016 unless the Corporation elects to terminate it sooner. Subject to applicable law, the Board has the right to amend, suspend or terminate the plan at any time provided that such action does not impair any award previously granted under the 2006 Equity Incentive Plan. The Corporation will not be responsible if awards under the 2006 Equity Incentive Plan result in penalties to a participant under Section 409A of the U.S. Internal Revenue Code. The Board has approved certain amendments to the amendment provisions of the 2006 Equity Incentive Plan, subject to shareholder approval. For additional information on the proposed amendments, see “Matters to be Considered at the Meeting — Approval of the Amendments to the Share Option Plans”.

     InterVideo Options
          On December 12, 2006, the Corporation completed the acquisition of InterVideo, Inc. a leading provider of digital media authoring and playback software, with a focus on high-definition video and DVD technologies. As part of the acquisition, the Corporation converted outstanding stock options held by InterVideo employees into options to purchase the Corporation’s Shares. Accordingly, 1,113,043 Shares may be issued upon the exercise of InterVideo options (representing 4.48% of the aggregate number of Shares outstanding as of March 30, 2007).
     Prior Incentive Plan
          Effective December 1, 2003, the Corporation adopted the 2003 Option Plan (which is also referred to as the Corporation’s prior plan). Effective June 29, 2005, the Corporation amended the Corporation’s prior plan. The Corporation’s prior plan provides for the grant of units, comprised of stock options and phantom shares to the Corporation’s employees, officers and consultants.
          The maximum aggregate number of Shares which may be issued pursuant to the Corporation’s prior plan is 1,520,003 after giving effect to the 11.7105 reverse stock split which occurred on March 31, 2006 (representing 6.12% of the aggregate number of Shares outstanding as of March 30, 2007). As of March 26, 2007, there were units with respect to 1,275,197 Shares outstanding under the Corporation’s prior plan (representing 5.13% of the aggregate number of Shares outstanding as of March 30, 2007). Grants of units to any one person under the Corporation’s prior plan, together with grants under other Share compensation arrangements, may not exceed 5% of the outstanding issue. No additional units have been issued since the Corporation’s initial public offering on May 2, 2006 (the “IPO”) nor will any units be granted in the future. However, the outstanding units granted under the Corporation’s prior plan remain outstanding in accordance with their terms. Each unit granted under the Corporation’s prior plan must be exercised no later than ten (10) years after the date of grant or such shorter period as may be determined by the appropriate Board committee.
          Each unit consists of a stock option that enables the holder to acquire a fixed number of Shares at a stated exercise price and a phantom share in respect of the same number of Shares as the option, with the same stated exercise price. The exercise price is determined at the date of grant and may not be less than the fair market value of the Shares on the date the option is granted, where fair market value is defined as the weighted average trading price of the Shares on the five days prior to the grant date. Upon exercise of the stock option portion of the unit, the Corporation will issue Shares to the holder. Upon exercise of the phantom share unit portion of the unit, the Corporation may pay the holder an amount of cash equal to the fair market value of the Shares underlying the phantom share unit, less the exercise price, or the Corporation may deliver Shares with a fair market value equal to such amount of cash. In addition, in the case of a stock option exercise, the Corporation may effect a net settlement, in which the Corporation delivers the number of Shares equal in value to the fair market value of the Shares underlying the option, less the exercise price. A holder may not exercise both the stock option component of the unit and the phantom share component. When a holder exercises either the stock option component or the phantom share component, the other component is no longer exercisable.
          Prior to June 29, 2005, units granted under the Corporation’s prior plan generally vested as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the completion of each three-month period thereafter. After June 29, 2005, units generally vest as to 25% each year, commencing on the first anniversary of the grant date.
          Subject to the requirement that a unit may not be exercised following its stated expiry: vested units may be exercised for a period of 30 days following the date of resignation, and for a period of

90 days following the date of termination of employment without cause; all units cease to be exercisable following the date of termination of employment with cause; a holder may exercise units that become exercisable during the 36 month period following the date the holder ceases to be an eligible participant due to disability or eligible retirement, and thereafter all unexercisable units expire; and a holder’s representative may exercise units that were exercisable on the date of death for a period of 12 months following the date of death.
          Transfer or assignment of units is not permitted absent express written consent.
          The Corporation’s prior plan provides that the Corporation may at any time deliver written notice to holders that all units are immediately exercisable within 30 days and will thereafter terminate.
          The Corporation’s prior plan provides that the Committee may amend, suspend or terminate the 2003 Share Option Plan at any time, subject to regulatory or shareholder approval and applicable legislation. However, amendment, suspension or termination of the 2003 Share Option Plan may not materially adversely affect existing unit grants. Subject to shareholder approval, the Board has approved certain amendments to the amendment provisions of the Corporation’s prior plan. For additional information on the proposed amendments, see “Matters to be Considered at the Meeting - Approval of the Amendments to the Share Option Plans”.
          No stock option grants were made by the Corporation to the Named Executive Officers during the 2006 fiscal year.
          The following table provides information about stock option exercises during the Corporation’s 2006 fiscal year by the Named Executive Officers and the number and value of such officers’ outstanding options as at November 30, 2006.

						Value of Unexercised In-the-
	Shares	Aggregate	Unexercised Options at			Money Options as at
	Acquired on	Value	November 30, 2006			November 30, 2006(1)
	Exercise	Realized	(#)			($)
Name	(#)	($)	Exercisable	Unexercisable		Exercisable	Unexercisable
David Dobson	nil	nil	172,985	218,290	(2)	2,565,368	3,237,356
Douglas McCollam.	nil	nil	56,708	31,210		840,977	462,847
Randall Eisenbach	nil	nil	35,892	38,827		532,278	575,804
Amanda Bedborough	nil	nil	59,129	25,392		876,887	376,574
Patrick Morley	nil	nil	21,349	64,046		316,606	949,802

(1)	Based on the difference between the exercise price per Share and the Corporation’s IPO price of $16.00 per Share. The options granted to the above Named Executive Officers were issued prior to the Corporation becoming a public company.

(2)	Reflects the balance as at November 30, 2006 after accounting for options repurchased by the Corporation. See “Interests of Informed Persons in Material Transactions”.
Material Terms and Conditions of Employment Agreements
          David Dobson. In June 2005, the Corporation entered into an employment agreement with David Dobson, its Chief Executive Officer and a member of the Board. He currently receives an annual base salary of C$415,000 ($361,624 based on the exchange rate in effect as of the close of business on February 28, 2006) with an annual target bonus of 100% of the base salary based on meeting financial targets set by the Board or the Compensation Committee. If the Corporation terminates his employment without cause, the Corporation is obligated to continue paying his salary for 18 months, pay to him his annual target bonus of 100% of his base salary prorated for the portion of the year prior to the termination date and continue to make contributions in respect of Mr. Dobson to the Corporation’s executive group benefit plan for 18 months. In the event there is a change of control and the Corporation terminates Mr. Dobson’s employment for any reason other than for cause or he resigns for any reason within six months of the change of control, his share-based awards become fully exercisable on the earlier of the date of termination or the six—month anniversary of the change of control. The Corporation has also made loans to Mr. Dobson. See “Interests of Informed Persons in Material Transactions”.
          Douglas McCollam. In December 2003, the Corporation entered into an employment agreement with Douglas McCollam, its Chief Financial Officer and a member of the Board. He currently receives an annual base salary of C$250,000 ($217,846 based on the exchange rate in effect as of the close of business on February 28, 2006), with an annual target bonus of 100% of the base salary based on meeting financial targets set by the Board or the Compensation Committee. If the Corporation terminates his employment without cause, the Corporation is obligated to pay to him a lump sum of one month of his then current base salary per year of service, up to a maximum of three months.
          Randall Eisenbach. In May 2005, the Corporation entered into an employment agreement with Randall Eisenbach, its President and General Manager, Digital Media. He currently receives an annual base salary of $300,000, with an annual target bonus of $200,000 based on meeting targets set by the Board or the Compensation Committee each year. If the Corporation terminates his employment without cause or upon his death or disability while employed by the Corporation, the Corporation is obligated to pay to him a lump sum of six months of his then current base salary, maintain his benefits and pay his accommodation and travel expenses for six months.
          Amanda Bedborough. In January 2003, the Corporation entered into an employment agreement with Amanda Bedborough, its Executive Vice President, International Operations. She currently receives an annual base salary of £160,104, with an annual target bonus of £101,296 ($314,249 and $198,854, respectively, based on the exchange rate in effect as of the close of business on March 30, 2007) based on meeting targets set by the Board or the Compensation Committee each year. In addition, she may be eligible for a target bonus at the sole discretion of the Board. If the Corporation terminates her employment without cause, the Corporation is obligated to pay to her up to 18 months of her base salary and maintain her benefits for up to 18 months. In the event there is a change of control and the Corporation terminates Ms. Bedborough’s employment during the period beginning one month before and ending six months after the change of control, she is entitled to receive 18 months written notice. In lieu of notice, the Corporation may elect to pay her up to 18 months of her base salary and maintain her benefits for up to 18 months.
          Patrick Morley. In September 2005, the Corporation entered into an employment agreement with Patrick Morley, its Chief Operating Officer. He currently receives an annual base salary of $300,000 with an annual target bonus component of $300,000 based on meeting targets set by the Compensation Committee each year. If the Corporation terminates his employment without cause, upon his death or disability while employed by the Corporation, if resigns for good reason, or if he resigns for any reason within three months following a change of control, the Corporation is obligated to pay him any salary owing at the date of termination and a lump sum payment equivalent to nine months salary. In the event there is a change of control and the Corporation terminates Mr. Morley’s employment with 12 months, or he terminates his employment for good reason within 12 months of such change of control, he is entitled to the same lump sum payment of nine months salary and, conditional on Mr. Morley providing a full and final release, the vesting of his stock options shall accelerate such that at least 50% of the options previously granted shall become fully vested upon the date of termination.

Composition of the Compensation Committee
          The Compensation Committee assists the Board in determining and administering the compensation for the executive officers of the Corporation and its subsidiaries. During fiscal 2006, the Compensation Committee was comprised of three directors: Steven Cohen, Amish Mehta and Alexander Slusky (Chair).
          Other than Amish Mehta and Alexander Slusky, none of the members of the Compensation Committee is an officer, employee or former officer or employee of the Corporation or any of its affiliates. No member of the Compensation Committee is eligible to participate in the Corporation’s executive compensation program.
Report on Executive Compensation
          The Compensation Committee’s executive compensation philosophy is guided by its objective to obtain and retain executives critical to the Corporation’s success and the enhancement of shareholder value. The Corporation entered into employment agreements with its executive officers prior to the Corporation’s initial public offering in May 2006, prior to which the Corporation did not have not have a compensation committee. Concurrent with the Corporation’s initial public offering, the Compensation Committee was established to:
•	oversee the Corporation’s compensation and benefits policies generally;

•	oversee and set compensation for the Corporation’s executive officers;

•	evaluate executive officer performance and review the Corporation’s management succession plan; and

•	review compensation related disclosure to be filed or submitted by the Corporation.
          A copy of the Compensation Committee charter is available on the Corporation’s website at http://investor.corel.com/documents.cfm or by contacting the Corporation directly at 1600 Carling Avenue, Ottawa, Ontario, Canada, K1Z 8R7, (613) 728-0826.
          Following the Corporation’s IPO, compensation matters relating to the Corporation’s executive officers are approved by the Board upon the recommendation of the Compensation Committee. The Compensation Committee requested that the Corporation’s human resources management engage outside consultation on executive compensation.
          The Compensation Committee’s executive compensation philosophy is intended to provide a competitive level of compensation and to reward individual performance. The Corporation’s executive compensation program is composed of base salary as well as short-term incentives and equity incentive plan rewards (the “incentive plans”). The compensation of the Corporation’s executives is primarily based on the achievement by the Corporation of financial targets and on the achievement by the individual of personal goals and objectives. The Corporation’s equity incentive plans are designed to encourage ownership of the Corporation’s common shares and the Corporation’s long term growth. The short-term incentives are designed to achieve growth and efficiencies required in the short-term.
          Each Named Executive Officer’s performance and related salary level, annual bonus target and level of participation in the incentive plan is reviewed and approved annually by the Compensation Committee in conjunction with appropriate senior management.

          For the fiscal year ended November 30, 2006, the Compensation Committee recommended awards under the short-term incentives equal to approximately 80% of each Named Executive Officer’s base salary. These awards were based on the achievement of certain revenue and profit targets and personal goals and objectives.
          Since the completion of the Corporation’s IPO, the Corporation did not make any new grants of options to executive officers of the Corporation.
          The Chief Executive Officer’s compensation was determined pursuant to the terms of an employment agreement with him entered into prior to the Corporation’s IPO. At that time, the Corporation made a determination as to appropriate compensation of its Chief Executive Officer, as compared with other comparable companies. The Chief Executive Officer’s compensation for the fiscal year ended November 30, 2006 is primarily based upon the achievement of financial targets, which are fully described in the employment agreement between the Corporation and him.
          No additional benefits or perquisites are provided to members of management that are not available to employees of Corel generally. These currently include vision care, health, long-term disability, dental, group life insurance and a fitness/technology/wellness benefit.
          The Compensation Committee intends to continually evaluate the compensation of its executive officers based on the compensation objectives as fully described in the Compensation Committee charter.
          Report Presented by:
          Steven Cohen
          Amish Mehta
          Alexander Slusky (Chair)
INDEBTEDNESS
          Other than as described below, none of the current or former directors or executive officers of the Corporation or its subsidiary entities, nor any known associate of such director or executive officer, is, or has been at any time during the past fiscal year, indebted to the Corporation, its subsidiary entities, associates or affiliates. None of such persons’ indebtedness to another entity is, or has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement, undertaking or understanding provided by the Corporation, its subsidiary entities, associates or affiliates.
          During the Corporation’s fiscal year ended November 30, 2005, the Corporation made two loans to senior executives for the purpose of relocation. Approximately $466,000 was loaned to the Corporation’s Chief Executive Officer, David Dobson. This loan generated interest at a Canadian chartered bank’s prime rate on approximately $207,000 of the amount. In addition, the Corporation loaned approximately $200,000 to one of its senior managers at 1.5% above the Bank of Canada prime interest rate. Both of these loans were repaid or forgiven during the Corporation’s fiscal year ended November 30, 2006.
          In June 2005, the Corporation granted options in respect of 413,971 Shares to David Dobson at an exercise price of $1.17 per Share. Options to acquire 79,378 Shares vested upon the completion of the Corporation’s initial public offering while the remainder continues to vest over a four year period. Pursuant to the terms of David Dobson’s employment agreement, in April 2006, the Corporation repurchased options representing the right to acquire 22,696 Shares at a price of $18.83 per unit, or $427,352 in the aggregate. Of this, $213,676 was applied as a repayment against the loan described above and the remaining $213,676 was paid to him to help defray additional expenses incurred in connection with his relocation to Canada. The remaining portion of the loan was forgiven concurrent with the repurchase of options.
SECURITY-BASED COMPENSATION ARRANGEMENTS
          The following table provides information about the Corporation’s equity compensation plans as at November 30, 2006.

				Number of Securities
				Remaining for Future
				Issuance Under Equity
				Compensation Plans
				(excluding securities
				which may be issued in
		Number of Shares to be	Weighted-Average	connection with
		Issued Upon Exercise of	Exercise Price of	outstanding options,
Plan Category	Name of Plan	Outstanding Options	Outstanding Options	warrants and rights)
Equity compensation	2003 share Option
plans approved by	and Phantom Unit
shareholders	Plan	1,320,714	$1.98	—

	2006 Equity
	Incentive Plan	513,333	$9.56	2,334,976

Equity compensation plans not approved by shareholders	—	—	—	—

Total:		1,834,047	$4.10	2,334,976
AUDIT COMMITTEE
          Information regarding the Corporation’s Audit Committee can be found in the Corporation’s annual report on Form 10-K (the “10-K”) for the financial year ended November 30, 2006. A copy of the 10-K can be obtained by contacting the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 or is also available on the Internet on the Corporation’s website at http://investor.corel.com/SEC.cfm or on its SEDAR profile at www.sedar.com.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
          The Board and senior management consider good corporate governance practices to be an important factor in the overall success of the Corporation. The Corporation’s corporate governance practices are set forth below.
Board of Directors
          The Board is composed of six members. A director is considered to be independent if he or she meets the conditions of section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”). The Board has determined that, at the time of printing of this Information Circular, two directors (Messrs. Cohen and Giffen) are considered to be independent within the meaning of NI 52-110, as they are free from any interest or relationship with the Corporation, that could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the

Corporation. Messrs. Dobson, McCollam, Mehta and Slusky are not considered to be independent, as they are employed by the Corporation, or are partners of its majority shareholder.
          While a majority of the directors are not considered to be independent for the purposes of applicable securities laws, the Board, at all times, exercises independent judgment in carrying out its responsibilities. The Board acts in accordance with its written mandate which requires, amongst other things, that the Board shall act in an ethical and legal manner in pursuit of maximizing the Corporation’s wealth and well-being through thoughtful, independent business decisions. The Chairman of the Board, Alexander Slusky, is not considered to be an independent director. Although the Board has not established specific procedures to provide leadership for its independent directors, the Board anticipates that such procedures will be considered, finalized and approved in 2007.
          Pursuant to the rules of the Nasdaq Global Market and securities laws of the United States, the Audit Committee is to be comprised of independent directors within one year of the listing of the Shares on the Nasdaq Global Market, or by April 26, 2007. One director, Alexander Slusky, sits on the Audit Committee but is not independent. Accordingly, the Corporation intends to remove Alexander Slusky from the Audit Committee and replace him with an independent director prior to the one year anniversary of its listing. At the time of printing of this Information Circular, however, such independent director has not yet been appointed to the Board. The Corporation has taken the required steps to find a suitable independent director and, subsequent to the mailing of this Proxy and Information Circular, the Board, pursuant to its articles of incorporation, will appoint an additional independent director of the Corporation to serve until the Annual and Special Meeting of the Corporation on May 9, 2007. The Corporation will announce the appointment of the independent director by issuing a press release that will be filed on Form 8-K and on SEDAR. Immediately following the election of the Board at the Annual and Special Meeting of the Corporation, the Board will re-appoint such independent director to serve until the Corporation’s 2008 annual meeting of shareholders.
          The following directors are also directors of other reporting issuers:
•	Mr. Steven Cohen is a director and chairman of the compensation committee of Pele Mountain Resources Inc., a junior exploration company listed on the TSX Venture Exchange.

•	Mr. J. Ian Giffen is a former chairman of the board of directors of 724 Solutions Inc., and a director of MKS Inc. and The Descartes Systems Group Inc. MKS Inc. is listed on the TSX and The Descartes Systems Group Inc. is listed on the TSX and Nasdaq.
          For the purpose of performing its duties, the Board holds regular meetings on a quarterly basis as well as special meetings between the regular meetings when certain matters require approval and it is deemed not prudent nor possible to wait for the next regular meeting. During the 2006 fiscal year, the Board held twelve (12) meetings. The Board meets independently of management at the conclusion of every regularly scheduled Board meeting. Five (5) such private sessions were held in fiscal year 2006. Attendance at the Corporation’s Board meetings during the 2006 fiscal year stood at 97%. Detailed attendance information is provided in the following table:

Nominating and
Corporate
		Audit	Compensation	Governance
	Director	Committee	Committee	Committee
Name of	Meetings	Meetings	Meetings	Meetings
Director	Attended	Attended	Attended	Attended
David Dobson	10 of 10	—	—	0 of 0
Douglas McCollam	12 of 12	—	—	—
Steven Cohen	10 of 12	4 of 4	2 of 2	—
J. Ian Giffen	12 of 12	4 of 4	—	0 of 0
Amish Mehta	12 of 12	—	2 of 2	—
Alexander Slusky	12 of 12	3 of 4	2 of 2	0 of 0
Mandate of the Board of Directors
          The Board’s main responsibility is to oversee the conduct of the Corporation’s business with a view to determining, on a regular basis, the effective management of resources, in accordance with its powers. This responsibility is discharged directly and through delegation of specific responsibilities to the Board committees and the officers of the Corporation, all as more particularly described in the board mandate (the “Board Mandate”) adopted by the Board which is attached as Schedule B to this Information Circular. As set out in the Board Mandate, the Board has established three committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee has its own mandate.
          The Board believes that the mandates that it has adopted for its standing committees and the active role that it plays in the Corporation’s general corporate governance contribute to the overall success of the Corporation.
          The Board further believes that the size and composition of the Board and its standing committees are appropriate for the Corporation’s situation and enables the Board to operate effectively as a decision-making body.
          The principal duties and responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory matters; (iii) the Corporation’s independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Corporation’s internal audit function and independent registered public accounting firm.
          The Audit Committee is also responsible for: (a) compensating, retaining and overseeing the work of the Corporation’s independent registered public accounting firm; (b) establishing procedures for receipt and treatment of complaints on accounting and other related matters and submission of confidential employee concerns regarding questionable accounting or auditing matters; and (c) pre-approving any non-audit services by the Corporation’s independent registered public accounting firm.

          The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The Audit Committee also acts as a qualified legal compliance committee.
          The primary purpose of the Compensation Committee is to: (i) review and approve goals and objectives relating to the compensation of the Corporation’s Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer; (ii) to make recommendations to the Board on the compensation of other executive officers and on incentive compensation and equity-based plans; and (iii) to produce reports on executive compensation to be included in the Corporation’s public filings to the extent required by applicable securities laws or listing requirements.
          The primary purpose of the Nominating Committee is to: (i) identify the competencies and skills criteria for Board membership, identify individuals qualified to become Board members, and recommend to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings, (ii) oversee the evaluation of the Board and its committees, (iii) consider the size, composition and structure of the Board and its committees, (iv) oversee orientation and continuing education for directors, (v) direct the Corporation’s overall approach to corporate governance, (vi) oversee and set compensation for the Corporation’s directors, and (vii) develop and recommend to the Board the corporate governance guidelines and code of business conduct and ethics for the Corporation.
          The Board explicitly assumes responsibility for the stewardship of the Corporation by discussing and reviewing with senior management the corporate strategy, the business plan and operating and capital budgets of the Corporation. In addition to matters, which by law require Board approval, the Board retains responsibility for significant changes in the Corporation’s activities. All important decisions relating, among other things, to corporate status, capital, financing, securities, distributions, investments, acquisitions or disposals of assets, strategic alliances, plans and budgets are subject to Board approval.
          The Board, through its Audit Committee and in consultation with senior management, is responsible for identifying the major financial and operating risks associated with the Corporation’s activities and for ensuring that the Corporation’s various policies and practices allowing such risks to be managed are applied.
Position Descriptions
          The Board has not finalized the written position descriptions for chairperson of the Board, the respective chairpersons of each of the Board’s standing committees and the Chief Executive Officer of the Corporation. The Board anticipates, however, that such written position descriptions will be finalized and approved in 2007. Currently, the chairperson of the Board and the chairpersons of the various Board committees act in accordance with the board mandate and the respective standing committee charters. The Chief Executive Officer acts in accordance with his employment agreement.
Orientation and Education
          New directors are provided with the appropriate documentation relating to the commercial activities and internal structure of the Corporation. Periodic reports are provided to all directors concerning the Corporation’s commercial activities and strategic plan. The meetings that the new directors attend, as well as discussions with other directors and members of management, allow new directors to quickly familiarize themselves with the Corporation’s business operations. Furthermore, new directors are informed of the Corporation’s disclosure policy and the Corporation’s policy regarding insider trading. The Corporation encourages its directors to participate in the activities that are related to their duties as a director of the Corporation.
Code of Business Conduct and Ethics
          The Board acknowledges the responsibility of overseeing the competent and ethical operation of the Corporation. To ensure that directors exercise independent judgment when analyzing operations and contracts in respect of which a director or senior officer has a material interest, these transactions are reviewed and approved by independent directors. The Board has established a Code of Business Conduct and Ethics (the “Code of Ethics”) that has been distributed to all the Corporation’s directors, senior officers and employees, who are required to acknowledge its terms each year. A copy of the Code of Ethics can be obtained by contacting the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 or is also available on the Internet on the Corporation’s website at http://investor.corel.com/SEC.cfm.
          The Board has adopted a Corporate Disclosure Policy that states the guidelines for the Corporation’s disclosure practices. Based on this policy, a disclosure policy committee is charged with overseeing the contents of the Corporation’s main communications with its shareholders and investing public.
          The Corporation’s Audit Committee has established a whistle blowing policy that defines the procedures for i) receiving, filing and processing complaints received by the Corporation regarding accounting, internal accounting controls and auditing and ii) ensuring the confidentiality and anonymous communications issued by staff members regarding accounting and auditing matters. The policy has been issued to all the Corporation’s directors, senior officers and employees.
Selection of Board Candidates
          The Nominating Committee is responsible for (i) developing and reviewing criteria for selecting directors for the Board, (ii) identifying nominees eligible to become Board members and (iii) recommending to the Board a list of nominees for the election or re-election of a director. See “-Mandate of the Board of Directors” for a description of the Nominating Committee’s mandate.
Compensation
          The Compensation Committee is responsible for periodically examining the compensation of the Corporation’s directors. In order to make its recommendation to the Board regarding the directors’ compensation, the Compensation Committee takes into account the time dedicated to the Corporation by the directors, comparable costs, risks and responsibilities of the directors in performing their duties on the Board or standing committees. The mandate of the Compensation Committee is described under “-Mandate of the Board of Directors.” See the section entitled “Compensation of Directors and Executive Officers” in this Information Circular for the Compensation Committee report on executive compensation.
Assessments
          The mandate of the Nominating Committee provides that the committee is responsible for assessing the composition of the Board, the effectiveness of the Board and its committees and the contribution of individual directors. The objective of these assessments is to ensure the continuous efficiency of the Board and its committees in performing their duties and to promote continuous improvement. Along with any issue that it deems significant, during the assessment of the Board or a committee, the Nominating Committee takes into account the mandate or applicable rules, and during the assessment of each director, it takes into account the applicable position descriptions as well as the skills and abilities that each director should in principle contribute to the Board.
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
          The Corporation has obtained a policy of insurance for the directors and officers of the Corporation. Subject to the terms and conditions of the insurance policy, the aggregate limit of liability applicable to the insured directors and officers under the policy is $25 million inclusive of defence costs. Under the policy, the Corporation will have reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of either $150,000 or $200,000, depending on the circumstances, for each loss. The policy includes securities claims coverage and insurance against any legal obligation to pay on account of any securities claims brought. For the 218 days ended November 30, 2006, the total premium paid on the policy was $377,558.
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Relationship with Vector Capital
          As of the date of this Information Circular, Vector Capital owns 17,657,614 of the Corporation’s Shares, or 71.05% of all Shares issued and outstanding.
     Advisory Services and Expense Reimbursement Agreement
          Vector Capital may perform financial and strategic advisory and consulting services for the Corporation in the future, although it is not obligated to do so. The Corporation has entered into an advisory services and expense reimbursement agreement with Vector Capital pursuant to which it will be reimbursed by the Corporation for disbursements and reasonable out-of-pocket expenses incurred in connection with performing any advisory and consulting services at the Corporation’s request.
          These reimbursement payments are expected to be approximately $150,000 per year. Reimbursable expenses in excess of $250,000 in any fiscal year must be approved by the independent members of the Corporation’s Audit Committee prior to reimbursement. The Corporation has agreed to indemnify Vector Capital against any claims associated with the performance of its advisory and consulting services in accordance with the terms of the agreement. The agreement is terminable by the Corporation or Vector Capital at any time upon 90 days’ prior notice.
          In connection with such certain transaction advisory work performed on behalf of the Corporation, the Corporation paid Vector Capital transaction fees and reimbursements for expenses of approximately $115,000, $3,500,000 and $250,000 in fiscal 2006, 2005 and 2004, respectively. As of March 30, 2007, there were amounts payable to Vector Capital of approximately $17,000.
WinZip Acquisition
          In May 2006, concurrent with the completion of the Corporation’s initial public offering, the Corporation acquired all of the outstanding securities of WinZip, a provider of compression utility software, from Vector Capital concurrently with the closing of the IPO, to complement the Corporation’s productivity software. The purchase price for the acquisition was 4,322,587 of the Corporation’s Shares. In addition, the Corporation repaid on closing of the acquisition all of the outstanding bank debt of WinZip which totaled approximately $18.0 million. The Corporation granted options to purchase 74,680

Shares under the 2006 Equity Incentive Plan in replacement for outstanding WinZip options. WinZip paid a $7.5 million dividend to Vector Capital in March 2006.
          The purchase price for WinZip was determined, taking into account the respective historical and expected revenue and EBITDA contributions of the Corporation and WinZip, as well as an assumed valuation multiple of those contributions. The acquisition was negotiated in the context of entities under common control and therefore may not reflect economic or other terms that would result from an arm’s length transaction with an unaffiliated third party.
          The WinZip acquisition was effected pursuant to an acquisition agreement between the Corporation and Vector Capital. The acquisition agreement contains customary covenants, representations and warranties. Generally, each party’s representations and warranties expire on the first anniversary of the closing date. However, Vector Capital’s representations as to its ownership and transfer of WinZip to the Corporation and certain tax matters and the Corporation’s representations as to the valid issuance of Shares in payment for WinZip will survive until the expiration of the applicable statutes of limitations. In addition to customary covenants, Vector Capital agreed that, on closing, WinZip would have net debt of not more than $16.5 million. For these purposes, net debt was equal to WinZip’s long-term debt less WinZip’s cash on hand and marketable securities.
          Under the acquisition agreement, the Corporation agreed to indemnify Vector Capital, its directors, managers, officers, employees, representatives, agents, successors and assigns against damages incurred as a result of the breach or inaccuracy of any of our representations, covenants or agreements under the acquisition agreement. Vector Capital agreed to indemnify the Corporation, WinZip, each of the Corporation’s/WinZip’s affiliates and each of the Corporation’s/WinZip’s respective directors, managers, officers, employees, representatives, agents, successors and assigns against damages incurred as a result of the breach or inaccuracy of any of Vector Capital’s representations, covenants or agreements under the acquisition agreement.
          Except with respect to Vector Capital’s indemnification obligations relating to its ownership and transfer of WinZip to the Corporation and certain tax matters and the Corporation’s indemnification obligations relating to the valid issuance of Shares in payment for WinZip, the indemnification obligations of each party are capped and are subject to a threshold. Except as described above, the Corporation’s indemnification obligations are capped at an amount equal to the dollar value of 93,239 Shares, based upon the IPO price, or $1,491,824. The Corporation’s indemnification obligations must be satisfied in cash. Vector Capital’s indemnification obligations generally must be satisfied by the return to the Corporation of up to 93,239 Shares, which represent a portion of the Shares issued to Vector Capital as consideration for the acquisition. The Corporation’s sole remedy for a breach of the agreement by Vector Capital generally will be to recover all or a portion of these Shares. However, to the extent that Vector Capital is obligated to satisfy a claim in respect of its ownership and transfer of WinZip to the Corporation or certain tax matters, any amount of such claim in excess of the value of the indemnification shares held by Vector Capital at such time must be paid in cash. For purposes of this indemnity obligation, the indemnification shares will be valued at the IPO price per Share, irrespective of the trading price of the Shares at the time any such indemnification payment obligation arises. Vector Capital has agreed not to transfer the indemnification Shares for a period of one year from the closing date. To the extent that the threshold applies, neither party is obligated to make any indemnity payment or return of shares, respectively, unless and until the damages of the other exceed the threshold (and then the indemnifying party is liable for all damages, including those below the threshold).

Shareholder and Registration Rights
          As of April 25, 2006, the Corporation entered into a registration rights agreement with shareholders that will hold 17,992,427 Shares (representing 73.5% of the Corporation’s outstanding Shares immediately following the IPO), pursuant to which the holders of a majority of those Shares will have the right to request that the Corporation file a registration statement with the SEC and applicable Canadian provincial securities authorities relating to the sale from time to time of those Shares in the U.S. and Canada, and, if the holders of a majority of those Shares so request, the Corporation will undertake an underwritten offering of those Shares in the U.S. and Canada. The Corporation is not required, however, to effect any registration within 90 days after the effective date of a previous registration in which the holders of Shares were otherwise given the right to register the sale of their Shares. The existing shareholders will also have unlimited registration rights relating to the inclusion of their Shares on any registration statement filed by the Corporation on a form of registration statement that permits the inclusion of their Shares, subject to a reduction in the number of such Shares the Corporation is obligated to include if the lead underwriters participating in such transaction advise the Corporation that such reduction is necessary. The registration rights may not be exercised during the underwriters’ lock-up period following the IPO or during a period in which the Corporation advises the existing shareholders that the prospectus included in any such registration statement cannot be used for a limited period of time.
          The Corporation agreed to pay all costs and expenses in connection with each registration described above, except underwriting discounts and commissions applicable to the securities sold by the existing shareholders and to indemnify the existing shareholders against certain liabilities, including liabilities under the Securities Act of 1933 and Canadian provincial securities laws.
Other Related Party Transactions
          The Corporation made two loans to senior executives during fiscal 2005 for the purpose of relocation. Approximately $466,000 was loaned to David Dobson, the Corporation’s Chief Executive Officer. The loan generated interest at a Canadian chartered bank’s prime rate on approximately $207,000 of the amount. In addition, in September 2005, approximately $200,000 was loaned to Blaine Mathieu, one of the Corporation’s senior managers, at 1.5% above the Bank of Canada prime interest rate. Both of these loans were repaid or forgiven in fiscal 2006.
          In June 2005, the Corporation granted options in respect of 413,971 Shares to Mr. Dobson at an exercise price of $1.17 per Share. Options to acquire 79,378 Shares vested upon the completion of the IPO while the remainder continues to vest over a four year period. Pursuant to the terms of Mr. Dobson’s employment agreement, in April 2006 the Corporation repurchased options representing the right to acquire 22,696 Shares at a price of $18.83 per unit, or $427,352 in the aggregate. Of this, $213,676 was applied as a repayment against the loan described above and the remaining $213,676 was paid to him to help defray additional expenses incurred in connection with his relocation to Canada. The remaining portion of the loan was forgiven concurrent with the repurchase of options.
          In January 2006, the Corporation granted options to purchase 12,809 Shares at an exercise price of $15.69 per Share to each of Messrs. Giffen and Mehta.
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
          The Canada Business Corporations Act permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. The final date by which the

Corporation must receive shareholder proposals for the annual meeting of shareholders to be held in 2008 is December 31, 2007.
ADDITIONAL INFORMATION
          Financial information for the fiscal year ended November 30, 2006, is provided in the Corporation’s comparative financial statements and management’s discussion and analysis (“MD&A”) which are included in the Corporation’s 10-K. Shareholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should contact the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7.
          The Corporation’s 2006 Annual Report (including the financial statements and MD&A), the AIF and other additional information relating to the Corporation is also available on the Internet on the Corporation’s SEDAR profile at www.sedar.com.

DIRECTORS’ APPROVAL
          The contents of this Information Circular and its sending to shareholders of the Corporation have been approved by the directors of the Corporation.
          DATED at Ottawa, Ontario this 30th day of March, 2007.

By Order of the Board of Directors
By:	(signed) “Alexander Slusky”
Director

SCHEDULE A
COREL CORPORATION
(the “Corporation”)
Resolution Amending the 2003 Share Option and Phantom Unit Plan and the 2006 Equity Incentive Plan
(the “Share Option Plans”)
BE IT RESOLVED THAT:
1.	The 2006 Equity Incentive Plan (the “2006 Plan”) be amended to increase the maximum number of common shares of the Corporation (“Shares”) that can be issued under the 2006 Plan to 4,850,000 Shares.

2.	The 2003 Share Option and Phantom Unit Plan (the “2003 Plan”) be amended to reflect that each unit granted under the 2003 Plan that will expire during or within ten days immediately following a blackout period, shall expire ten days immediately following the expiration of the blackout period.

3.	The Share Option Plans be amended to provide for the extension of options granted under the Share Option Plans that would expire during or within 10 days immediately following a blackout period to the later of the expiration date of the stock option and 10 days immediately following the expiration of the blackout period.

4.	The Share Option Plans be amended to provide that shareholder approval is not required for any amendments to the Share Option Plans or a security-based compensation award under the Share Option Plans, except for any amendment or modification which:
(i)	increases the number of Shares that can be issued under the Share Option Plans, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)	increases the length of the period after a blackout period during which an award may be exercised;

(iii)	reduces the exercise price of an award or results in an exercise price for any award being lower than the fair market value of Shares at the time that the award was granted; except a reduction in connection with any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution or other change in the capital of the Corporation affecting the Shares;

(iv)	extends the term of an award held by an insider beyond its original expiry date, except where the expiry date would have fallen in a blackout period and the expiry date was accordingly extended to 10 days following the end of a blackout period;

(v)	results in participants receiving Shares while no cash consideration is received by the Corporation;

(vi)	broadens or increases insider participation in the Share Option Plans; or

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(vii)	is required to be approved by shareholders under applicable law.
Any director or officer of the Corporation is hereby authorized and directed for and in the name of and on behalf of the Corporation to execute, or to cause to be executed, whether under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments, and to do or cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to carry out the intent of this resolution.

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SCHEDULE B
Mandate of the Board of Directors
1. Purpose
The purpose of this Mandate is to clarify and to define the boundaries between the roles and responsibilities of management and the Board of Directors of the Company (the “Board”). The Board explicitly assumes responsibility for the stewardship of the Company.
2. Principal Duties of the Board
a.	General

The fundamental responsibility of the Board is to manage the affairs of the Company. The Board must be fully informed of the Company’s affairs, be actively engaged in the development of the Company’s strategic direction and must supervise how that direction is conducted by management. In doing so, the Board is responsible to appoint a competent executive management team. The Board will oversee and monitor the management of the business of the Company by that team.

The Company will maximize its wealth and well-being through thoughtful, independent business decisions. Through an appropriate system of corporate governance and financial controls, the Board will ensure fair financial reporting to the public, as well as ethical and legal corporate conduct. To ensure that the decisions and actions of management serve the interests of the Company, the Board will carry out its Mandate through the following committees of the Board: the Audit Committee, the Compensation Committee and Corporate Governance and Nominating Committee. The Board may also appoint other committees from time to time.

b.	Satisfy Itself as to the Integrity of Management

The Board will satisfy itself as to the integrity of the chief executive officer (“CEO”) and senior management of the Company through monitoring compliance with the Company’s Governance Guidelines, Code of Business Conduct and Ethics (the “Code”) and its Whistleblower Policy. The Board will satisfy itself that the CEO and senior management create a culture of integrity throughout the organization by overseeing and monitoring management to ensure a culture of integrity is maintained.

c.	Adoption of a Strategic Planning Process
•	The Board will adopt a strategic planning process and review and approve annually a corporate strategic plan for the operating subsidiaries of the Company which takes into account, among other things, industry and other trends, product strategies, new product developments, major new business, capital expenditures, specific problem areas, action plans, and the opportunities and risks of the business.

•	The Board will review operating and financial performance results relative to established strategy, budgets and objectives.

•	The Board will monitor the progress of the Company against the goals addressed in the strategic plan.

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d.	Identification of Principal Risks and Implementing Managing Systems
•	The Board will identify and review with management the principal business risks to the Company. The Board will ensure that appropriate procedures are implemented to monitor and mitigate those risks.

•	The Board will ensure that effective systems are in place to monitor the integrity of the Company’s internal controls and management information systems.

•	The Board will confirm that management processes are in place to address and comply with applicable corporate, securities and other compliance matters, as well as with applicable laws and regulations.

•	The Board will confirm and monitor that processes are in place to comply with the Company’s by-laws, Governance Guidelines, Code of Business Conduct and Ethics and Whistleblower Policy.
e.	Communications Policy
•	The Board will confirm that management has established a system for corporate communications to shareholders and the public, including processes for consistent, transparent and timely public shareholders and the public, including processes for consistent, transparent and timely public disclosure.
3. Board’s Expectation of Management
The Board expects management to act in the best interests of the Company. To this end, management will uphold the highest standards of ethical behavior, expressed by the values set out in the Company’s Code of Business Conduct and Ethics and, and will create a culture of integrity throughout the Company. Management is expected to strive to enhance the financial value and the long term sustainability of the Company.
January 19, 2006

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